EXHIBIT 10.31


                        SAVVIS COMMUNICATIONS CORPORATION
                              12851 WORLDGATE DRIVE
                                HERNDON, VA 20170

March 6, 2002

WCA Management Corporation
320 Park Avenue, Suite 2500
New York, New York 10022

Ladies and Gentlemen:

                  This letter confirms our understanding that Savvis Communications Corporation, a Delaware corporation, on behalf of itself and its subsidiaries and affiliates (collectively, the "COMPANY") has received strategic and financial advisory services from you in connection with its restructuring on the terms and conditions set forth in the Securities Purchase Agreement, dated as of the date hereof (the "PURCHASE Agreement").

                  In consideration for the aforementioned services provided by you, the Company agrees to pay you a one-time aggregate fee equal to $1,100,000 (the "FEE"), payable on or before the six-month anniversary of the Closing Date (as defined in the Purchase Agreement) by wire transfer of immediately available funds to an account designated by you. The Company further agrees to reimburse you on the date hereof for all of the reasonable out-of-pocket expenses incurred by you or your affiliates (including, without limitation, the fees and disbursements of counsel and other expenses incurred in carrying out your due diligence investigation) in connection with Purchase Agreement and the other agreements entered into by the Company and referred to therein. The Company also agrees to reimburse you promptly upon request from time to time for all additional reasonable out-of-pocket expenses incurred by you or your affiliates in connection with any services to be rendered by you after the date hereof.

                  This letter shall continue from the date hereof through the date on which the Fee is paid in full to you. This letter will constitute the entire agreement between the parties hereto with respect to the subject matters referred to herein and will not be amended except in writing by the Company and you. The terms and conditions of this letter agreement will inure to the benefit of and be binding upon the respective successors of the parties hereto. Notwithstanding the foregoing, the Company may, by written notice delivered to you, designate one or more affiliates of the Company to assume all or a portion of the Company's payment obligations hereunder; provided, that such designation shall not relieve the Company of any of its obligations hereunder. This agreement will be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws rules of such state.
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                  If the foregoing accurately describes our agreement with
respect to the foregoing, please so indicate by signing this letter in the space indicated below.


                                               Very truly yours,

                                               SAVVIS COMMUNICATIONS CORPORATION


                                               By /s/ David J. Frear
                                                  Name: David J. Frear
                                                  Title: EVP and CFO

ACCEPTED AND AGREED:

WCA MANAGEMENT CORPORATION


By /s/ Jonathan Rather
   Name: Jonathan Rather
   Title: Treasurer